Exhibit 99.1

News Release

CONTACT: Debra DeCourcy, APR (513) 534-4153	FOR IMMEDIATE RELEASE June 18, 2008

Fifth Third Bancorp Names Kevin T. Kabat Chairman of the Board;

George A. Schaefer, Jr. Retires from Board of Directors;

James Hackett Named Lead Director

Cincinnati – Fifth Third Bancorp today announced that Kevin T. Kabat, president and chief executive officer, has additionally been named chairman of the Board of Directors effective Tuesday, June 17. Kabat replaces George A. Schaefer, Jr. who retired from the Board yesterday. This action completes the succession plan following Mr. Schaefer’s retirement as CEO in April 2007. In addition, the board also named James P. Hackett as lead director.

“We are pleased to recognize Kevin’s contributions to Fifth Third and the confidence we have in his ability to continue to guide our organization, particularly through this turbulent time, by adding the chairman duties to his areas of responsibility,” said Hackett.

“Much of Fifth Third’s success can be attributed to George’s leadership and direction during his time as chairman and during his years as CEO,” said Kabat. “On behalf of the management team, I again thank George for his significant contributions during his 37-year career with the Bank and wish him the best in his retirement.”

“Kevin has demonstrated that he is absolutely the right person to lead Fifth Third,” said Schaefer. “While Fifth Third Bank has been an important part of my life for nearly 40 years, I am excited to move on and enjoy time with family.”

Schaefer joined Fifth Third Bank in 1971 as a management trainee. He was named president and chief operating officer in 1989, when the company had $7.1 billion in assets, and was elevated to chief executive officer in 1991. Under his leadership, Fifth Third had grown to a $100 billion diversified financial services corporation throughout a 12-state region. He was promoted to chairman in June 2006.

The Board also announced today the appointment of James P. Hackett as lead director and head of Fifth Third’s Nominating and Corporate Governance Committee, effective immediately. He replaces Dudley S. Taft in that capacity. Hackett, president and CEO of Steelcase, Inc. joined Fifth Third’s Board in 2001. As lead director, he will among other duties be responsible for coordinating the activities of the independent directors. Further information about the duties of the lead director is available on www.53.com. Taft will continue to serve on the Board.

-More-

Kabat Named Chairman

Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio. The Company has $111 billion in assets, operates 18 affiliates with 1,314 full-service Banking Centers, including 111 Bank Mart® locations open seven days a week inside select grocery stores and 2,333 ATMs in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia, Pennsylvania, Missouri, Georgia and North Carolina. Fifth Third operates five main businesses: Commercial Banking, Branch Banking, Consumer Lending, Investment Advisors and Fifth Third Processing Solutions. Fifth Third is among the largest money managers in the Midwest and, as of March 31, 2008, has $212 billion in assets under care, of which it managed $31 billion for individuals, corporations and not-for-profit organizations. Investor information and press releases can be viewed at www.53.com. Fifth Third’s common stock is traded on the NASDAQ(R) National Global Select Market under the symbol “FITB.”

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